Exhibit 99.2

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,	December 31,
	2013	2012
	(unaudited)	(audited)
ASSETS
Investments in real estate:
Land and improvements	$32,552	$32,552
Land and improvements—development properties	6,331	6,403
Buildings and improvements	320,171	318,472
Tenant improvements	45,857	42,917

Total investments in real estate	404,911	400,344
Less accumulated depreciation	(130,736)	(126,143)

Investments in real estate, net	274,175	274,201
Condominium units held for sale	32,095	37,891
Investments in unconsolidated real estate entities	68,429	106,210
Cash and cash equivalents, unrestricted	127,879	76,689
Restricted cash	3,935	11,611
Marketable securities	9,879	—
Rents and other receivables, net	1,401	1,825
Receivables from unconsolidated real estate entities	2,216	2,347
Deferred rents	20,343	18,994
Deferred leasing and loan costs, net	12,556	10,716
Other assets, net	13,667	10,222
Assets associated with land held for sale	—	60,286

Total assets	$566,575	$610,992

LIABILITIES AND EQUITY
Liabilities:
Mortgage loans	$261,738	$259,995
Accounts payable and other liabilities, net	25,299	28,346
Losses and distributions in excess of investments in unconsolidated real estate entities	11,366	10,084
Prepaid rent	2,355	1,784
Deferred revenue	11,250	10,566
Mortgage loans associated with land held for sale	—	21,380

Total liabilities	312,008	332,155
Commitments and Contingencies (Note 9)
Equity:
Stockholders’ equity:
Preferred stock, $.01 par value, 25,000,000 shares authorized, none issued or outstanding as of June 30, 2013 and December 31, 2012	—	—
Common stock, $.01 par value, 225,000,000 shares authorized, 46,969,703 and 46,126,481 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	470	461
Limited voting stock, $.01 par value, 20,000,000 shares authorized, 11,646,949 and 12,313,331 shares issued and outstanding as of June 30, 2013 and December 31, 2012, respectively	116	123
Additional paid-in capital	261,833	258,780
Retained deficit and dividends including $96 and $- of other comprehensive loss as of June 30, 2013 and December 31, 2012, respectively	(100,140)	(83,635)

Total stockholders’ equity	162,279	175,729

Noncontrolling interests:
Unitholders in the Operating Partnership	37,781	44,154
Partners in consolidated real estate entities	54,507	58,954

Total noncontrolling interests	92,288	103,108

Total equity	254,567	278,837

Total liabilities and equity	$566,575	$610,992

See accompanying notes to consolidated financial information.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenues:
Rental	$7,910	$7,684	$15,299	$15,530
Tenant reimbursements	5,393	4,981	10,969	10,402
Parking and other	828	745	2,208	1,485
Investment advisory, management, leasing, and development services	636	733	1,528	1,664
Investment advisory, management, leasing, and development services—unconsolidated real estate entities	3,178	4,219	6,282	8,321
Reimbursement of property personnel costs	903	1,356	2,033	2,867
Condominium sales	3,395	1,045	7,793	1,964

Total revenues	22,243	20,763	46,112	42,233

Expenses:
Property operating and maintenance	6,505	5,751	13,123	12,015
Real estate and other taxes	1,942	1,965	3,937	3,885
Investment advisory, management, leasing, and development services	2,288	3,000	4,208	5,994
Reimbursable property personnel costs	903	1,356	2,033	2,867
Cost of condominium sales	2,773	721	6,411	1,393
Interest	3,303	4,216	7,244	8,454
Depreciation and amortization	3,920	4,152	8,112	7,662
General and administrative	4,553	4,892	12,480	9,131
Impairment loss	—	—	753	—

Total expenses	26,187	26,053	58,301	51,401

Interest income	91	8	114	13
Equity in net income (loss) of unconsolidated real estate entities	(3,565)	(794)	(6,321)	(816)
Gain (loss) on sale of land	141	—	(559)	—

Income (loss) before income taxes and noncontrolling interests	(7,277)	(6,076)	(18,955)	(9,971)
Benefit (provision) for income taxes	(18)	(31)	(40)	(74)

Net income (loss)	(7,295)	(6,107)	(18,995)	(10,045)

Noncontrolling interests’ share of net (income) loss:
Unitholders in the Operating Partnership	1,289	1,550	3,711	2,591
Partners in consolidated real estate entities	455	(247)	764	(470)

	1,744	1,303	4,475	2,121

TPGI’s share of net income (loss)	$(5,551)	$(4,804)	$(14,520)	$(7,924)

Income (loss) per share-basic and diluted	$(0.12)	$(0.12)	$(0.31)	$(0.21)
Weighted average common shares outstanding—basic and diluted	46,610,859	38,591,868	46,419,772	37,664,573
Dividends declared per share	$0.02	$0.015	$0.04	$0.03

See accompanying notes to consolidated financial information.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands) (Unaudited)

	Six months ended
	June 30,
	2013	2012
Cash flows from operating activities:
Net income (loss)	$(18,995)	$(10,045)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Loss on sale of land	559	—
Gain on sale of condominiums	(1,382)	(572)
Equity in net (income) loss of unconsolidated real estate entities	6,321	816
Deferred rents	(34)	(355)
Deferred taxes (and interest on unrecognized benefits)	—	38
Deferred interest	—	25
Depreciation and amortization expense	8,112	7,662
Allowance for doubtful accounts	121	75
Amortization of loan costs	273	320
Amortization of above and below market leases, net	83	19
Amortization of share-based compensation	1,257	911
Distributions from operations of unconsolidated real estate entities	—	250
Impairment loss	753	—
Changes in operating assets and liabilities:
Rents and other receivables	290	475
Receivables from unconsolidated real estate entities	131	(470)
Deferred leasing costs	(2,541)	(1,875)
Other assets	(3,667)	(3,495)
Accounts payable and other liabilities	668	407
Prepaid rent and deferred revenue	561	427

Net cash provided by (used in) operating activities	(7,490)	(5,387)

Cash flows from investing activities:
Expenditures for improvements to real estate	(11,352)	(6,532)
Proceeds from sale of condominiums	7,183	1,836
Proceeds from sale of real estate	58,947	1,107
Return of capital from unconsolidated real estate entities	36,742	8,640
Contributions to unconsolidated real estate entities	(4,000)	(199)
Purchase of marketable securities	(11,000)	—
Proceeds from sales/redemption of marketable securities	1,000	—

Net cash provided by (used in) investing activities	77,520	4,852

Cash flows from financing activities:
Proceeds from equity offering, net	—	49,409
Contributions from noncontrolling interests	7,983	2,600
Noncontrolling interest distributions	(11,667)	—
Payment of dividends to common stockholders and distributions to limited partners of the Operating Partnership	(2,354)	(1,499)
Principal payments of mortgage and other secured loans	(135,340)	(2,702)
Proceeds from mortgage and other secured loans	115,703	404
Payment of loan costs	(836)	—
Change in restricted cash	7,671	2,874

Net cash provided by (used in) financing activities	(18,840)	51,086

Net increase (decrease) in cash and cash equivalents	51,190	50,551
Cash and cash equivalents at beginning of period	76,689	79,320

Cash and cash equivalents at end of period	$127,879	$129,871

See accompanying notes to consolidated financial information.

THOMAS PROPERTIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL INFORMATION

FOR THE SIX MONTHS END JUNE 30,2013

(Tabular amounts in thousands, except share and per share amounts)

1. Organization and Description of Business

The terms “Thomas Properties”, “TPG”, “us”, “we”, “our” and “the Company” as used in this report refer to Thomas Properties Group, Inc. together with our Operating Partnership, Thomas Properties Group, L.P. (the “Operating Partnership”).

We own, manage, lease, acquire and develop real estate, consisting primarily of office properties and related parking garages, located in Southern California; Sacramento, California; Philadelphia, Pennsylvania; Northern Virginia; Houston, Texas and Austin, Texas.

We were incorporated in the State of Delaware on March 9, 2004. On October 13, 2004, we completed our initial public offering. Our operations are carried on through our Operating Partnership of which we are the sole general partner. The Operating Partnership holds our direct and indirect interests in real estate properties, and it carries on our investment advisory, property management, leasing and real estate development operations. As of June 30, 2013, we held a 79.8% interest in the Operating Partnership which we consolidate, as we have control over the major decisions of the Operating Partnership.

As of June 30, 2013, we were invested in the following real estate properties:

Property	Type	Location
Consolidated properties:
One Commerce Square	High-rise office	Philadelphia Central Business District, Pennsylvania (“PCBD”)
Two Commerce Square	High-rise office	PCBD
Murano	Residential condominiums held for sale	PCBD
Four Points Centre (1)	Suburban office; Undeveloped land; Office/Retail/Research and Development/Hotel/ Residential	Austin, Texas
Unconsolidated properties:
TPG/CalSTRS, LLC (“TPG/CalSTRS”):
City National Plaza	High-rise office	Los Angeles Central Business District, California
San Felipe Plaza	High-rise office	Houston, Texas
CityWestPlace	Suburban office and undeveloped land	Houston, Texas
Reflections I (2)	Suburban office	Reston, Virginia
Reflections II (2)	Suburban office	Reston, Virginia
Fair Oaks Plaza (2)	Suburban office	Fairfax, Virginia
TPG/CalSTRS Austin, LLC:
San Jacinto Center	High-rise office	Austin Central Business District, Texas, (“ACBD”)
Frost Bank Tower	High-rise office	ACBD
One Congress Plaza	High-rise office	ACBD
One American Center	High-rise office	ACBD
300 West 6th Street	High-rise office	ACBD
2121 Market Street (3)	Residential and retail	PCBD

(1)	Project is wholly-owned; certain undeveloped land parcels are being targeted for sale.
(2)	Property is encumbered by a loan subject to special servicer oversight.
(3)	The Company has a 1% limited partnership interest in 2121 Market Street. See Note 3. Unconsolidated Real Estate Entities for further details.

The City National Plaza property includes an off-site garage that provides parking for City National Plaza and other properties. Our office properties typically include on-site parking, retail and storage space.

In March 2013, TPG/CalSTRS Austin, LLC completed the sale of Westech 360, Park Centre and Great Hills Plaza, in suburban Austin, Texas. The properties were unencumbered by debt. The sale price for the properties was $76.0 million, which after closing adjustments and prorations, resulted in net proceeds to TPG/CalSTRS Austin, LLC of $73.1 million. TPG’s share of the net proceeds was $24.4 million.

We have the responsibility for the day-to-day operations of the California Environmental Protection Agency (“CalEPA”) building, but have no ownership interest in the property. We provide investment advisory services for the California State Teachers’ Retirement System (“CalSTRS”) with respect to two properties that are wholly-owned by CalSTRS— 800 South Hope Street (Los Angeles, CA) and 1835 Market Street (Philadelphia, PA). In addition, we provide property management, leasing and development services to 800 South Hope Street and 1835 Market Street, and the properties owned by the TPG/CalSTRS and TPG/CalSTRS Austin, LLC joint ventures. Two properties that we previously managed, which were wholly-owned by an affiliate of Lehman Brothers Inc., 816 Congress and Austin Centre, both in Austin, TX, were sold by Lehman in April 2013.

2. Summary of Significant Accounting Policies

Interim Financial Data

The accompanying unaudited interim financial statements have been prepared pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in the financial statements prepared in accordance with GAAP may have been condensed or omitted pursuant to SEC rules and regulations, although we believe that the disclosures are adequate to make their presentation not misleading. The accompanying unaudited financial statements include, in our opinion, all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial information set forth therein. The results of operations for the interim periods are not necessarily indicative of the results that may be expected for the year ended December 31, 2013. The interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012.

The preparation of financial statements in conformity with GAAP requires us to make certain estimates and assumptions. These estimates and assumptions are subjective and affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ materially from those estimates.

Principles of Consolidation

We evaluate each entity to determine if the entity is deemed a variable interest entity (“VIE”), and if the Company is the primary beneficiary of the VIE based on whether the Company has both (i) the power to direct those matters that most significantly impact the activities of the VIE and (ii) the obligation to absorb losses or the right to receive benefits of the VIE that could potentially be significant to the VIE. Our determination of the primary beneficiary of a VIE considers all relationships between us and the VIE, including management agreements. When an entity is not deemed to be a VIE, the Company considers the provisions of the accounting standards to determine whether a general partner, or the general partners as a group, controls a limited partnership or similar entity when the limited partners have certain rights. The Company consolidates (i) entities that are VIEs and of which the Company is deemed to be the primary beneficiary and (ii) entities that are non-VIEs and controlled by the Company and in which the limited partners neither have the ability to dissolve the entity or remove the Company without cause nor any substantive participating rights.

We continuously reassess our determination of whether an entity is a VIE and who the primary beneficiary is, and whether or not the limited partners in an entity have substantive rights, more particularly if certain events occur that are likely to cause a change in the original determinations. There have been no changes during the six months ended June 30, 2013 in previous conclusions about whether an entity qualifies as a VIE or whether we are the primary beneficiary of any previously identified VIE.

The equity method of accounting is utilized to account for investments in real estate entities that are VIEs and of which the Company is not deemed to be the primary beneficiary and entities that are non-VIEs which the Company does not control, but over which the Company has the ability to exercise significant influence. All significant intercompany balances and transactions have been eliminated in the consolidated financial statements.

Commerce Square—Brandywine

The 25% preferred equity interests in One Commerce Square and Two Commerce Square (beginning December 2010), owned by Brandywine Operating Partnership LP (“Brandywine”) are reflected under the “Noncontrolling Interests” caption on our consolidated balance sheets. Our interest in these two partnerships is a variable interest, which we consolidate because we are considered to be the primary beneficiary.

Murano

We also consolidate our Murano residential condominium project which we control. Our unaffiliated partner’s interest is reflected in our consolidated balance sheets under the “Noncontrolling Interests” caption. Our partner has a stated ownership interest of 27%. After full repayment of the Murano mortgage loan, (balance of $0.5 million as of June 30, 2013), which occurred subsequent to June 30, 2013, net proceeds from the project will be distributed, based on an order of preferences described in the partnership agreement. The Company anticipates that we will receive distributions, in excess of our stated 73% ownership interest according to these distribution preferences.

Austin—Madison International Realty

Refer to Note 3 for discussion of TPG/CalSTRS, TPG/CalSTRS Austin, LLC, and the TPG-Austin Portfolio Syndication Partners JV LP (“Austin Joint Venture Predecessor”), which were determined to be variable interest entities for which we are not considered the primary beneficiary for the periods presented herein.

The 33.3% equity interest in TPG Austin Partner, LLC owned by Madison International Realty (“Madison”) is reflected under the “Noncontrolling Interests” caption on our consolidated balance sheets. We consolidate this venture with Madison, which has a 50% interest in TPG/CalSTRS Austin, LLC, and which is further discussed in Note 3, because we have control.

Included in total assets on TPG’s consolidated balance sheets are the following assets for each listed investment in which a noncontrolling interest is held by an unaffiliated partner. The assets of each listed entity can only be used to settle the liabilities of that entity (in thousands):

	June 30,	December 31,
	2013	2012
One Commerce Square	$137,797	$133,987
Two Commerce Square	150,671	142,436
Murano	32,051	37,687
TPG Austin Partner, LLC	68,717	106,031

	$389,236	$420,141

Impairment of Long-Lived Assets

We assess whether there has been impairment in the value of our long-lived assets whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount to the future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Assets held for sale are reported at the lower of the carrying amount or fair value, less costs to sell. We record the Murano condominium units at the lower of carrying amount or estimated fair value as the condominium units meet the held for sale criteria of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360, “Property, Plant, and Equipment.”

We use the equity method of accounting to account for investments in real estate entities over which we have significant influence, but not control over major decisions. In these situations, the unit of account for measurement purposes is the equity investment and not the real estate. Accordingly, if our joint venture investments meet the other-than-temporary criteria of FASB ASC 323, “Investments—Equity Method and Joint Ventures”, we would recognize an impairment loss to the extent the carrying amount exceeded the estimated fair value of our investment.

We recorded an impairment charge of $0.8 million related to Campus El Segundo, wholly-owned developable land, for the three months ended March 31, 2013 to reduce the book value of the property to estimated net sales proceeds. In May 2013, the Company sold the remaining 23.9 acres of land including athletic facility naming rights and a building previously used as a marketing center. The Company has no further ownership interest, continued involvement, commitments or obligations related to Campus El Segundo. In the corresponding prior period, we did not record an impairment charge for any real estate assets or equity investments.

Dispositions

In May 2013, the Company sold the remaining 23.9 acres of land in its Campus El Segundo project, including the athletic facility naming rights and a building previously used as a marketing center. The sales price for the land and related assets was $48.5 million. After closing adjustments and prorations, and payment in full of a $14.5 million mortgage loan, the Company received net proceeds of $33.3 million.

In January and March 2013, TPG completed the sale of certain land parcels totaling 17.5 acres and 27.9 acres, respectively, at Four Points Centre in Austin, Texas, for $4.9 million and $6.4 million, respectively. TPG received net proceeds from these two transactions of $1.1 million (after a $3.7 million paydown of the Four Points Centre mortgage debt) and $2.7 million (after a $3.1 million pay down of the loan), respectively.

In March 2013, TPG/CalSTRS Austin, LLC, an unconsolidated real estate entity in which TPG holds an effective ownership interest of 33.3%, completed the sale of Westech 360, Park Centre and Great Hills Plaza, in suburban Austin, Texas. The properties were unencumbered by debt. The sales price for the properties was $76.0 million, which after closing adjustments and prorations, resulted in net proceeds to TPG/CalSTRS Austin, LLC of $73.1 million. TPG’s share of the net proceeds of $24.4 million was received in April 2013.

Development Activities

Costs associated with the development and construction of a real estate project are capitalized on our consolidated balance sheets. In addition, interest, loan fees, real estate taxes, and general and administrative expenses that are directly associated with and incremental to our development activities and other costs are capitalized during the period in which activities necessary to get the property ready for its intended use are in progress, including the pre-development and lease-up phases. Once the development and construction of the building shell is completed, the costs capitalized to construction in progress are transferred to operating properties. Cumulative capitalized interest as of June 30, 2013 and December 31, 2012, is $5.5 million and $6.8 million, respectively. There was no interest capitalized for the six months ended June 30, 2013 and 2012.

Revenue Recognition—Condominium Sales

We have one high-rise condominium project, Murano, for which we use the deposit method of accounting to recognize sales revenue and costs. Under the provisions of FASB ASC 360-20, “Property, Plant and Equipment” subsection “Real Estate and Sales”, revenue and costs for projects are recognized when all parties are bound by the terms of the contract, all consideration has been exchanged, any permanent financing for which the seller is responsible has been arranged and all conditions precedent to closing have been performed. This results in profit from the sale of condominium units recognized at the point of settlement as compared to the point of sale. Revenue is recognized on the contract price of individual units. Total estimated costs, net of impairment charges, are allocated to individual units which have closed on a relative value basis. Total estimated revenue and construction costs are reviewed periodically, and any change is applied to current and future periods.

Earnings (Loss) Per Share

The computation of basic income (loss) per share is based on net income (loss) and the weighted average number of shares of our common stock outstanding during the period. The computation of diluted income (loss) per share includes the assumed exercise of outstanding stock options and the effect of the vesting of restricted stock and incentive units that have been granted to employees in connection with stock based compensation, all calculated using the treasury stock method. In accordance with FASB ASC 260-10-45, “Earnings Per Share”, the Company’s unvested restricted stock and unvested incentive units are considered to be participating securities and are included in the computation of earnings per share to calculate a two class earnings per share. We only present the earnings per share attributable to the common shareholders. See Note 5—Income (Loss) Per Share and Dividends Declared.

Marketable Securities

In April 2013, the Company invested $10.0 million in debt securities comprised of U.S. treasury bills, agency securities, corporate bonds and municipal bonds with maturities of less than 4 years.

In accordance with ASC 320, Investments—Debt and Equity Securities, and based on our intent and ability regarding these instruments, we classify all of our marketable debt securities as available-for-sale. Marketable debt securities are reported at fair value, with all unrealized gains (losses) reflected net of tax in stockholders’ equity on our consolidated balance sheets. For details see statement of stockholders’ equity in Note 6. If we determine that an investment has an other than temporary decline in fair value, we recognize the investment loss in non-operating income, net in the accompanying consolidated statements of operations. We periodically evaluate our investments to determine if impairment charges are required. Comprehensive loss attributable to these marketable securities totaled $0.1 million for the three and six months ended June 30, 2013.

Total as of June 30, 2013
(in thousands)
U.S. treasury bills	$475
Agency securities	4,932
Corporate bonds	3,952
Municipal bonds	520

Total	$9,879

Recent Accounting Pronouncements

Changes to U.S. generally accepted accounting principles (“GAAP”) are established by the FASB in the form of accounting standards updates (ASUs) to the FASB’s Accounting Standards Codification. We consider the applicability and impact of all ASUs. Newly issued ASUs not listed below are expected to have no impact on our consolidated financial position and results of operations, because either the ASU is not applicable or the impact is expected to be immaterial.

Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation for unconsolidated real estate entities and for activity associated with real estate held for disposition.

3. Unconsolidated Real Estate Entities

The unconsolidated real estate entities include our share of the entities that own 2121 Market Street, the TPG/CalSTRS properties, TPG/CalSTRS Austin, LLC properties and the Austin Portfolio Joint Venture Predecessor properties. TPG/CalSTRS owns the following properties as of June 30, 2013:

•	City National Plaza (acquired January 2003)

•	Reflections I (acquired October 2004)

•	Reflections II (acquired October 2004)

•	San Felipe Plaza (acquired August 2005)

•	CityWestPlace land (acquired June 2006)

•	CityWestPlace (acquired June 2006)

•	Fair Oaks Plaza (acquired January 2007)

TPG Austin Partner, LLC, a limited liability company formed in September 2012 by TPG and Madison, owns a 50% interest in TPG/CalSTRS Austin, LLC, which owns the following properties that were acquired from the Austin Joint Venture Predecessor:

•	San Jacinto Center (acquired September 2012)

•	Frost Bank Tower (acquired September 2012)

•	One Congress Plaza (acquired September 2012)

•	One American Center (acquired September 2012)

•	300 West 6th Street (acquired September 2012)

•	Park Centre (acquired September 2012, sold March 2013)

•	Great Hills Plaza (acquired September 2012, sold March 2013)

•	Westech 360 I-IV (acquired September 2012, sold March 2013)

The following properties were sold by the Austin Joint Venture Predecessor in July 2012 prior to the transaction with TPG/CalSTRS Austin, LLC:

•	Research Park Plaza I & II (acquired June 2007, sold July 2012)

•	Stonebridge Plaza II (acquired June 2007, sold July 2012)

Capital contributions, distributions, and profits and losses of the real estate entities are allocated in accordance with the terms of the applicable partnership and limited liability company agreements. Such allocations may differ from the stated ownership percentage interests in such entities as a result of preferred returns and allocation formulas as described in the partnership and limited liability company agreements. Following are the stated ownership percentages, prior to any preferred or special allocations, as of June 30, 2013.

2121 Market Street	1.0%
TPG/CalSTRS Austin, LLC (1)	50.0%
TPG/CalSTRS:
City National Plaza	7.9%
All properties, excluding City National Plaza	25.0%

(1)	TPG Austin Partner, LLC, a limited liability company owned by TPG and Madison, a noncontrolling interest partner, owns 50% of TPG/CalSTRS Austin, LLC. The effective ownership of TPG and Madison in the underlying five properties of TPG/CalSTRS Austin, LLC is 33.3% and 16.7%, respectively.

We review the facts and circumstances of each distribution from unconsolidated entities to determine how to classify it on the consolidated statements of cash flows. Distributions received from unconsolidated entities that represent returns on the Company’s investment are reported as cash flows from operating activities, consistent with ASC 230-10-45-16. Cash distributions from unconsolidated entities that represent returns of the Company’s investment are reported as cash flows from investing activities, consistent with ASC 230-10-45-12.

Distributions are deemed to be returns on the Company’s investment, and recorded as operating inflows, unless the cumulative distributions exceed the cumulative equity in earnings recognized by the Company. The excess distributions are deemed to be returns of the investment and are classified as investing cash flows. Distributions received in excess of cumulative contributions are deemed a return on investment and classified as operating cash flows.

We evaluated unconsolidated investments with negative carrying amounts to determine if the equity method of accounting is still appropriate, consistent with ASC 323-10-35-19 through 26. In December 2012, we redeemed a 49% interest in 2121 Market Street and retained a 1% limited partnership interest, which is accounted for on the cost method of accounting. The Company’s investment in 2121 Market Street has a negative carrying amount of $0.3 million as of June 30, 2013 and December 31, 2012. The Company reduced its investment balance below zero due to the receipt of distributions and recording of our share of investee losses in excess of our investment, because we have guaranteed up to a maximum of $14.0 million of 2121 Market Street’s outstanding mortgage loan.

With respect to the Company’s investment in TPG/CalSTRS, we had negative carrying amounts as of June 30, 2013 and December 31, 2012, of approximately $11.1 million and $9.8 million, respectively. The Company has committed to fund tenant improvements, other capital improvements, debt repayment or debt repurchase of properties owned by TPG/CalSTRS up to $10.9 million as of June 30, 2013 and December 31, 2012. In addition, the Company has committed to fund temporary operating cash shortfalls, not more frequently than once a month, up to $1.25 million in the aggregate for all the TPG/CalSTRS properties.

Investments in unconsolidated real estate entities as of June 30, 2013 and December 31, 2012 are as follows (in thousands):

	June 30, 2013	December 31, 2012
ASSETS:
TPG/CalSTRS Austin, LLC	$68,429	$106,210

Total reflected in investments in unconsolidated real estate entities	68,429	106,210

LIABILITIES:
TPG/CalSTRS	(11,090)	(9,808)
2121 Market Street	(276)	(276)

Total reflected in losses and distributions in excess of investments in unconsolidated real estate entities	(11,366)	(10,084)

Net investments in unconsolidated real estate entities	$57,063	$96,126

The following is a summary of the net investments in unconsolidated real estate entities for the six months ended June 30, 2013 (in thousands):

Net investment balance, December 31, 2012	$96,126
Contributions	4,000
Equity in net income (loss) of unconsolidated real estate entities	(6,321)
Distributions	(36,742)

Net investment balance, June 30, 2013	$57,063

TPG/CalSTRS was formed to acquire office properties on a nationwide basis classified as moderate risk (core plus) and high risk (value add) properties. Core plus properties consist of under-performing properties that we believe can be brought to market potential through improved management. Value-add properties are characterized by unstable net operating income for an extended period of time, occupancy less than 90% and/or physical or management problems which we believe can be positively impacted by introduction of new capital and/or management.

The total capital commitment to TPG/CalSTRS was $511.7 million as of June 30, 2013, of which approximately $2.9 million and $10.9 million was unfunded by CalSTRS and us, respectively.

Except to the extent the Liquidation of the TPG/CalSTRS joint venture, as discussed in Note 10—Subsequent Event, occurs, CalSTRS and TPG would continue to have the right to exercise an existing buy-sell provision. Under this provision, the initiating party sets a price for its interest in TPG/CalSTRS, and the other party has a specified time to elect to either buy the initiating party’s interest or to sell its own interest to the initiating party. Upon the occurrence of certain events, CalSTRS also has a buy-out option to purchase our interest in TPG/CalSTRS. The buyout price is based upon a 3% discount to the appraised fair market value.

The borrower under mortgage loans secured by Reflections I and Reflections II, two properties owned by the TPG/CalSTRS joint venture, ceased making debt service payments in February 2013. The special servicer representing these loans has issued notices of default, but has not taken any further action in response. TPG is in discussions with the special servicer regarding possible resolutions of these loans. The borrowers are accruing interest on these loans at a default rate, which is 10.23% per annum for Reflections I and 10.22% per annum for Reflections II since March 2013. On a net basis, TPG’s equity investment balance in these properties is not material.

The borrower under the mortgage loan secured by Fair Oaks Plaza, a property owned by the TPG/CalSTRS joint venture, did not make the debt service payment due on July 9, 2013. The loan has been assigned to a special servicer. The special servicer has issued a notice of default and instituted cash management procedures to establish a restricted account. We are engaged in initial discussions with the special servicer regarding possible resolutions. The default interest rate is 10.52%. TPG’s equity investment balance in this unconsolidated property is a deficit balance of approximately $1.2 million.

In March 2013, TPG/CalSTRS Austin, LLC, completed the sale of Westech 360, Park Centre and Great Hills Plaza, in suburban Austin, Texas. The properties were unencumbered by debt. The sales price for the properties was $76.0 million, which after closing adjustments and prorations, resulted in net proceeds to TPG/CalSTRS Austin, LLC of $73.1 million. TPG’s share of the net proceeds was $24.4 million.

The TPG/CalSTRS joint venture is deemed to be a variable interest entity for which we are not considered to be the primary beneficiary. CalSTRS and TPG acting together are considered to have the power to direct the activities of the joint venture that most significantly impact the joint venture economic performance, and therefore, neither TPG nor CalSTRS is considered to be the primary beneficiary. We determined the key activities that drive the economic performance of the joint venture to be (1) the acquisition and development of real estate (including capital improvements), (2) financing, and (3) leasing. In connection with these key activities, the TPG/CalSTRS venture agreement requires unanimous approval by the two members.

In connection with TPG/CalSTRS Austin, LLC, TPG Austin Partner, LLC is not considered to be the primary beneficiary due to the fact that the power to direct the activities of the limited liability company is shared with CalSTRS such that no one party has the power to direct the activities that most significantly impact the limited liability company’s economic performance. In connection with TPG/CalSTRS Austin, LLC, we determined the key activities that drive the economic performance to be (1) the acquisition and development of real estate (including capital improvements), (2) financing, and (3) leasing. In connection with these key activities, TPG/CalSTRS Austin, LLC agreement requires either unanimous or majority approval of decisions by the respective partners.

As of June 30, 2013, our total maximum exposure to loss to TPG/CalSTRS and the TPG/CalSTRS Austin, LLC is:

(1)	Our net equity investment in the various properties controlled by TPG/CalSTRS and TPG/CalSTRS Austin, LLC as of June 30, 2013, was $57.1 million, as presented earlier in this note.

(2)	The potential loss of future fee revenues which we earn in connection with the management and leasing agreements with the various properties controlled by the respective limited liability companies. We earn fee revenues in connection with those management and leasing agreements for services such as property management, leasing, asset management and property development. The management and leasing agreements with the various properties generally expire on an annual basis and are automatically renewed for successive periods of one year each, unless we elect not to renew the agreements. As of June 30, 2013, we had total receivables of $1.2 million and $0.6 million related to TPG/CalSTRS and the TPG/CalSTRS Austin, LLC, respectively.

(3)	Unfunded capital commitments to the TPG/CalSTRS was $10.9 million as of June 30, 2013.

(4)	TPG/CalSTRS Austin, LLC owns the five Austin properties and TPG, together with Madison, have an unfunded capital commitment of approximately $10.4 million. Of that amount, TPG’s unfunded capital commitment is approximately $6.9 million or 66.67% as of June 30, 2013.

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Following is the combined balance sheets of our unconsolidated real estate entities as of June 30, 2013 and December 31, 2012.

Summarized Unconsolidated Real Estate Entities Balance Sheets

	June 30, 2013	December 31, 2012
	(Unaudited)	(Audited)
ASSETS
Investments in real estate, net	$1,479,505	$1,497,828
Receivables including deferred rents, net	67,912	66,491
Deferred leasing and loan costs, net	117,048	128,623
Other assets	55,623	51,329
Assets associated with discontinued operations	120	74,957

Total assets	$1,720,208	$1,819,228

LIABILITIES AND OWNERS’ EQUITY
Liabilities:
Mortgage loans	$1,310,474	$1,376,343
Mortgage loan—related party	64,082	—
Acquired below market leases, net	27,671	32,075
Prepaid rent and deferred revenue	5,314	6,030
Accounts and interest payable and other liabilities	54,829	62,036
Liabilities associated with discontinued operations	147	4,735

Total liabilities	1,462,517	1,481,219

Owners’ equity:
Thomas Properties	61,942	100,451
Other owners	195,749	237,558

Total owners’ equity	257,691	338,009

Total liabilities and owners’ equity	$1,720,208	$1,819,228

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Following is the combined statements of operations of our unconsolidated real estate entities for the three and six months ended June 30, 2013 and 2012 (in thousands) (unaudited):

Summarized Unconsolidated Real Estate Entities Statements of Operations

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues	$67,439	$64,634	$133,156	$129,668
Expenses:
Property operating and maintenance	25,099	27,536	49,330	53,139
Real estate and other taxes	8,432	9,000	16,902	16,972
Interest expense	20,452	25,949	40,776	51,191
Depreciation and amortization	22,655	21,209	46,053	43,054

Total expenses	76,638	83,694	153,061	164,356

Income (loss) from continuing operations	(9,199)	(19,060)	(19,905)	(34,688)
Gain (loss) on disposition of real estate	—	—	(6)	—
Discontinued operations:
Net income (loss) from discontinued operations before gains on disposition of real estate and impairment loss	35	(7,570)	427	(6,838)
Gain (loss) on disposition of real estate	(79)	3	1,222	(35)

Income (loss) from discontinued operations	(44)	(7,567)	1,649	(6,873)

Net income (loss)	$(9,243)	$(26,627)	$(18,262)	$(41,561)

Thomas Properties’ share of net income (loss)	$(2,873)	$(1,384)	$(5,399)	$(2,602)
Intercompany eliminations	467	590	1,183	1,786

Equity in net income (loss) of unconsolidated real estate entities	(2,406)	(794)	(4,216)	(816)
Noncontrolling interests’ share of TPG Austin Partner	(1,159)	—	(2,105)	—

TPGI’s share of equity in net income (loss) of unconsolidated real estate entities	$(3,565)	$(794)	$(6,321)	$(816)

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Included in the preceding summarized balance sheets as of June 30, 2013 and December 31, 2012, are the following balance sheets of TPG/CalSTRS, LLC (in thousands):

	June 30, 2013	December 31, 2012
	(unaudited)	(audited)
ASSETS
Investments in real estate, net	$749,022	$759,512
Receivables including deferred rents, net	61,939	63,881
Investments in unconsolidated real estate entities	634	659
Deferred leasing and loan costs, net	49,025	51,273
Other assets	40,349	28,347
Assets associated with discontinued operations	1	116

Total assets	$900,970	$903,788

LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Mortgage loans	$746,156	$747,610
Accounts and interest payable and other liabilities	36,439	32,182
Liabilities associated with discontinued operations	18	25

Total liabilities	782,613	779,817

Members’ equity:
Thomas Properties	(6,774)	(5,580)
CalSTRS	125,131	129,551

Total members’ equity	118,357	123,971

Total liabilities and members’ equity	$900,970	$903,788

Included in the preceding summarized balance sheets as of June 30, 2013 and December 31, 2012 are the following balance sheets of TPG/CalSTRS Austin, LLC (in thousands):

	June 30, 2013	December 31, 2012
	(unaudited)	(audited)
ASSETS
Investments in real estate, net	$730,483	$738,316
Real estate held for sale	—	74,182
Receivables including deferred rents, net	5,972	2,611
Deferred leasing costs, net	68,023	77,350
Other assets	12,672	20,361
Assets associated with discontinued operations	119	557

Total assets	$817,269	$913,377

LIABILITIES AND MEMBERS’ EQUITY
Liabilities:
Mortgage loans	$564,318	$628,733
Mortgage loan—related party	64,082	—
Accounts and interest payable and other liabilities	26,829	39,869
Acquired below market leases, net	24,545	28,148
Liabilities associated with discontinued operations	61	4,566

Total liabilities	679,835	701,316

Members’ equity	137,434	212,061

Total liabilities and members’ equity	$817,269	$913,377

Following is summarized financial information by real estate entity for the three and six months ended June 30, 2013 and 2012 (in thousands) (unaudited):

	Three months ended June 30, 2013
	TPG/ CalSTRS, LLC	TPG/ CalSTRS Austin, LLC	Austin Portfolio Joint Venture Predecessor	Eliminations	Total
Revenues	$43,346	$24,093	$—	$—	$67,439

Expenses:
Property operating and maintenance	18,883	6,160	56	—	25,099
Real estate and other taxes	4,205	4,227	—	—	8,432
Interest expense	11,050	9,402	—	—	20,452
Depreciation and amortization	11,485	11,170	—	—	22,655

Total expenses	45,623	30,959	56	—	76,638

Income (loss) from continuing operations	(2,277)	(6,866)	(56)	—	(9,199)
Equity in net income (loss) of unconsolidated real estate entities	(4)	—		4	—
Gain (loss) on disposition of real estate	—	—	—	—	—
Discontinued operations:
Net income (loss) from discontinued operations before gains on disposition of real estate and impairment loss	(3)	(1)	39	—	35
Gain (loss) on disposition of real estate	3	(82)	—	—	(79)

Income (loss) from discontinued operations	—	(83)	39	—	(44)

Net income (loss)	$(2,281)	$(6,949)	$(17)	$4	$(9,243)

Thomas Properties’ share of net income (loss)	$(556)	$(2,316)	$(1)	$—	$(2,873)

Intercompany eliminations					467

Equity in net income (loss) of unconsolidated real estate entities					(2,406)
Noncontrolling interests’ share of TPG Austin Partner					(1,159)

TPGI’s share of equity in net income (loss) of unconsolidated real estate entities					$(3,565)

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	Three months ended June 30, 2012
	2121 Market Street	TPG/ CalSTRS, LLC	Austin Portfolio Joint Venture Predecessor	Eliminations	Total
Revenues	$—	$39,702	$24,932	$—	$64,634

Expenses:
Property operating and maintenance		18,530	7,379	1,627	27,536
Real estate and other taxes		4,079	4,921	—	9,000
Interest expense		11,432	15,279	(762)	25,949
Depreciation and amortization		11,670	9,539	—	21,209

Total expenses	—	45,711	37,118	865	83,694

Income (loss) from continuing operations	—	(6,009)	(12,186)	(865)	(19,060)
Equity in net income (loss) of unconsolidated real estate entities	—	(2,905)	—	2,905	—
Discontinued operations:
Net income (loss) from discontinued operations before gains on disposition of real estate and impairment loss	(26)	53	(7,597)	—	(7,570)
Gain (loss) on disposition of real estate	—	3	—	—	3

Income (loss) from discontinued operations	(26)	56	(7,597)	—	(7,567)

Net income (loss)	$(26)	$(8,858)	$(19,783)	$2,040	$(26,627)

Thomas Properties’ share of net income (loss)	$(12)	$(136)	$(1,236)	$—	$(1,384)

Intercompany eliminations					590

TPGI’s share of equity in net income (loss) of unconsolidated real estate entities					$(794)

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	Six months ended June 30, 2013
	TPG/ CalSTRS, LLC	TPG/ CalSTRS Austin, LLC	Austin Portfolio Joint Venture Predecessor	Eliminations	Total
Revenues	$84,976	$48,180	$—	$—	$133,156

Expenses:
Property operating and maintenance	36,964	12,307	59	—	49,330
Real estate and other taxes	8,457	8,447	(2)	—	16,902
Interest expense	22,076	18,700	—	—	40,776
Depreciation and amortization	23,082	22,971	—	—	46,053

Total expenses	90,579	62,425	57	—	153,061

Income (loss) from continuing operations	(5,603)	(14,245)	(57)	—	(19,905)
Equity in net income (loss) of unconsolidated real estate entities	(6)	—	—	6	—
Gain (loss) on disposition of real estate	(6)	—	—	—	(6)
Discontinued operations:
Net income (loss) from discontinued operations before gains on disposition of real estate and impairment loss	(5)	400	32	—	427
Gain (loss) on disposition of real estate	4	1,218	—	—	1,222

Income (loss) from discontinued operations	(1)	1,618	32	—	1,649

Net income (loss)	$(5,616)	$(12,627)	$(25)	$6	$(18,262)

Thomas Properties’ share of net income (loss)	$(1,189)	$(4,208)	$(2)	$—	$(5,399)

Intercompany eliminations					1,183

Equity in net income (loss) of unconsolidated real estate entities					(4,216)
Noncontrolling interests’ share of TPG Austin Partner					(2,105)

TPGI’s share of equity in net income (loss) of unconsolidated real estate entities					$(6,321)

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	Six months ended June 30, 2012
	2121 Market Street	TPG/ CalSTRS, LLC	Austin Portfolio Joint Venture Predecessor	Eliminations	Total
Revenues	$—	$81,033	$48,635	$—	$129,668

Expenses:
Property operating and maintenance		37,039	15,079	1,021	53,139
Real estate and other taxes		8,029	8,943	—	16,972
Interest expense		22,857	29,797	(1,463)	51,191
Depreciation and amortization		23,276	19,778	—	43,054

Total expenses	—	91,201	73,597	(442)	164,356

Income (loss) from continuing operations	—	(10,168)	(24,962)	442	(34,688)
Equity in net income (loss) of unconsolidated real estate entities	—	(5,316)	—	5,316	—
Discontinued operations:
Net income (loss) from discontinued operations before gains on disposition of real estate and impairment loss	(24)	272	(7,086)	—	(6,838)
Gain (loss) on disposition of real estate	—	(35)	—	—	(35)

Income (loss) from discontinued operations	(24)	237	(7,086)	—	(6,873)

Net income (loss)	$(24)	$(15,247)	$(32,048)	$5,758	$(41,561)

Thomas Properties’ share of net income (loss)	$(11)	$(588)	$(2,003)	$—	$(2,602)

Intercompany eliminations					1,786

TPGI’s share of equity in net income (loss) of unconsolidated real estate entities					$(816)

Following is a reconciliation of our share of owners’ equity of the unconsolidated real estate entities as shown above to amounts recorded by us as of June 30, 2013 and December 31, 2012:

	June 30, 2013	December 31, 2012
Our share of owners’ equity recorded by unconsolidated real estate entities	$61,942	$100,451
Intercompany eliminations and other adjustments	(4,879)	(4,325)

Investments in unconsolidated real estate entities	$57,063	$96,126

4. Mortgage Loans

A summary of the outstanding mortgage loans as of June 30, 2013 and December 31, 2012 is as follows (in thousands). None of these loans are recourse to us, except that we have partially guaranteed the Four Points Centre mortgage loan, under which our liability is currently limited to a maximum of $10.8 million. In connection with some of the loans listed in the table below, our operating partnership is subject to customary non-recourse carve out obligations. Campus El Segundo was sold on May 7, 2013 and the remaining mortgage loan balance was paid in full, see footnote 3 below. The Murano mortgage loan was paid off subsequent to June 30, 2013, see footnote 5 below.

		Outstanding Debt			Maturity Date
Mortgage Loan	Interest Rate at June 30, 2013	As of June 30, 2013	As of December 31, 2012	Maturity Date	at End of Extension Options
One Commerce Square (1)	5.67%	$125,981	$126,869	1/6/2016	1/6/2016
Two Commerce Square (2)	3.96%	112,000	106,612	4/5/2023	4/5/2023
Campus El Segundo (3)		—	14,500
Four Points Centre (4)	LIBOR + 3.50%	23,276	26,453	7/31/2014	7/31/2015
Murano (5)	LIBOR + 3.75%	481	6,941	12/15/2013	12/15/2013

Total mortgage loans		$261,738	$281,375

The 30 day LIBOR rate for the loans above was 0.19% at June 30, 2013.

(1)	The mortgage loan may be defeased, and is subject to yield maintenance payments for any prepayments prior to October 2015.
(2)	On March 8, 2013, we entered into a loan agreement with a lender for a mortgage on Two Commerce Square in the amount of $112.0 million, which paid off at par the expiring loan, which had a balance of $106.5 million as of March 8, 2013. The loan has a fixed interest rate of 3.96% for a ten year term. The mortgage loan is subject to interest only payments through March 5, 2018, and thereafter, principal and interest payments are due based on a thirty-year amortization schedule. The loan may be defeased, and is subject to yield maintenance payments for any prepayments made 60 days prior to the maturity date.
(3)	On May 7, 2013, the Company sold the remaining 23.9 acres of land and related assets, and paid off the mortgage loan balance in full. The prior period amounts have been reclassified as “Mortgage loans associated with land held for sale” on the consolidated balance sheets.
(4)	The interest rate as of June 30, 2013 was 3.75% per annum. As of June 30, 2013, $0.5 million was available to be drawn to fund tenant improvement costs and certain other project costs related to two office buildings. The loan has a one-year extension option at our election subject to certain conditions. The option to extend is subject to (1) a loan-to-value ratio and a minimum appraised land ratio of 62.5%, and (2) the adjusted net operating income of the property and improvements as a percentage of the outstanding principal balance must be at least 10.0%. If the loan-to-value ratio or the minimum debt yield is not met, we can pay down the principal balance in an amount sufficient to satisfy the requirement. The debt yield is calculated by dividing the net operating income of the property by the outstanding principal balance of the loan.

Beginning in August 2014, we are required to pay down the loan balance by $42,000 each month. As of June 30, 2013, the property had a net operating loss. We have guaranteed completion of the tenant improvements and 46.5% of the outstanding principal balance and interest payable on the loan, which results in a maximum guarantee of $10.8 million as of June 30, 2013. We have agreed to certain financial covenants on this loan as the guarantor, which we were in compliance with as of June 30, 2013. We have also provided additional collateral of fully entitled unimproved land, which is immediately adjacent to the office buildings.

During the first quarter of 2013, we sold certain land parcels at Four Points Centre, resulting in paydowns of $6.9 million on the loan. The remaining collateral of fully entitled unimproved land adjacent to the office buildings is approximately 19 acres.

(5)	The interest rate as of June 30, 2013 was 4.00% per annum and the loan was scheduled to mature on December 15, 2013. Repayment of this loan was being made with proceeds from the sales of condominium units.This loan was paid off subsequent to June 30, 2013.

The loan agreement for One Commerce Square requires that all receipts collected from these properties be deposited in lockbox accounts under the control of the lenders to fund reserves such as capital improvements, taxes, insurance, leasing commissions, debt service and operating expenditures. This requirement was removed from the Two Commerce Square loan when it was refinanced in the current year. Included in restricted cash on our consolidated balance sheets at June 30, 2013 and December 31, 2012, are lockbox and reserve funds for One Commerce Square of $3.4 million and $5.1 million, respectively.

As of June 30, 2013, subject to certain extension options exercisable by the Company, principal payments due for the secured outstanding debt are as follows (in thousands):

	Amount Due at Original Maturity Date	Amount Due at Maturity Date After Exercise of Extension Options
2013	$1,374	$1,374
2014	25,160	2,094
2015	1,995	25,061
2016	121,209	121,209
2017	—	—
Thereafter	112,000	112,000

	$261,738	$261,738

5. Income (Loss) per Share and Dividends Declared

Under FASB ASC 260-10-45, “Earnings Per Share”, the Company uses the two-class method to calculate earning per share. Basic earnings per share is calculated based on dividends declared on common shares and other participating securities (“distributed earnings”) and the rights of common shares and participating securities in any undistributed earnings, which represents net income remaining after deduction of dividends accrued during the respective period. Participating securities, which include restricted stock, incentive units and stock options, are included in the computation of earnings per share pursuant to the two-class method. The undistributed earnings are allocated to all outstanding common shares and participating securities based on the relative percentage of each security to the total number of outstanding securities. Basic earnings per common share and participating securities, including restricted stock, incentive units and stock options, represent the summation of the distributed and undistributed earnings per common share and participating security divided by the total weighted average number of common shares outstanding and the total weighted average number of participating securities outstanding during the respective periods. We only present the earnings per share attributable to the common shareholders.

Net losses, after deducting the dividends to participating securities, are allocated in full to the common shares since the participating security holders do not have an obligation to share in the losses, based on the contractual rights and obligations of the participating securities. Because we incurred losses for the three and six months ended June 30, 2013 and 2012, all potentially dilutive instruments are anti-dilutive and have been excluded from our computation of weighted average dilutive shares outstanding.

Our board of directors declared and paid two quarterly dividends to common stockholders in the six months ended June 30, 2013 and 2012 of $0.02 and 0.015 per common share, respectively.

The following is a summary of the elements used in calculating basic and diluted income (loss) per share for the three and six months ended June 30, 2013 and 2012 (in thousands except share and per share amounts):

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net income (loss) attributable to common shares	$(5,551)	$(4,804)	$(14,520)	$(7,924)
Dividends to participating securities:
Unvested restricted stock	—	—	—	—
Unvested incentive units	—	—	—	—

Net income (loss) attributable to common shares, net of dividends to participating securities	$(5,551)	$(4,804)	$(14,520)	$(7,924)

Weighted average common shares outstanding—basic and diluted (1)	46,610,859	38,591,868	46,419,772	37,664,573

Income (loss) per share—basic and diluted	$(0.12)	$(0.12)	$(0.31)	$(0.21)

Dividends declared per share	$0.02	$0.015	$0.04	$0.03

(1)	Basic and diluted shares include common shares plus dilutive equity instruments, as appropriate. For the three and six months ended June 30, 2013 and 2012, all potentially dilutive instruments have been excluded from the computation of weighted average dilutive shares outstanding because they were anti-dilutive.

6. Equity

Common Stock and Operating Partnership Units

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock vote together as a single class with holders of our limited voting stock on those matters upon which the holders of limited voting stock are entitled to vote. Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends when, if, and as may be declared by the board of directors out of funds legally available for dividend payments. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive, conversion, subscription or other rights. There are no redemption or sinking fund provisions applicable to the common stock. An Operating Partnership unit and a share of our common stock have essentially the same economic characteristics as they share equally in the total net income or loss and distributions of the Operating Partnership. An Operating Partnership unit may be redeemed by the holder in exchange for cash or shares of common stock at our election, on a one-for-one basis. As of June 30, 2013 and December 31, 2012, we held a 79.8% and 78.7% interest in the Operating Partnership respectively.

Limited Voting Stock

Each Operating Partnership unit issued in connection with the formation of our Operating Partnership at the time of our initial public offering in 2004 was paired with one share of limited voting stock. Operating Partnership units issued under other circumstances, including upon the conversion of incentive units granted under the Incentive Plan, are not paired with shares of limited voting stock. These shares of limited voting stock are not transferable separate from the limited partnership units they are paired with, and each Operating Partnership unit is redeemable together with one share of limited voting stock by its holder for cash, or, at our election, one share of our common stock. Each share of limited voting stock entitles its holder to one vote on the election of directors, certain extraordinary transactions, including a merger or sale of our Company, and amendments to our certificate of incorporation. Shares of limited voting stock are not entitled to any regular or special dividend payments or other distributions, including any dividends or other distributions declared or paid with respect to shares of our common stock or any other class or series of our stock, and are not entitled to receive any distributions in the event of liquidation or dissolution of our Company. Shares of limited voting stock have no class voting rights, except to the extent required by Delaware law. Any redemption of a unit in our Operating Partnership will be redeemed together with a share of limited voting stock in accordance with the redemption provisions of the Operating Partnership agreement, and the share of limited voting stock will be canceled and not subject to reissuance. As of June 30, 2013, there were 11,646,949 shares of limited voting stock outstanding.

Incentive Partnership Units

We have issued a total of 1,377,714 incentive units as of June 30, 2013 to certain executives. Incentive units represent a profits interest in the Operating Partnership and generally will be treated as regular Operating Partnership units in the Operating Partnership and rank pari passu with the Operating Partnership units as to payment of distributions, including distributions of assets upon liquidation. Incentive units are subject to vesting, forfeiture and additional restrictions on transfer as may be determined by us as general partner of the Operating Partnership. The holder of an incentive unit has the right to convert all or a part of his vested incentive units into Operating Partnership units, but only to the extent of the incentive units’ economic capital account balance. As general partner, we may also cause any number of vested incentive units to be converted into Operating Partnership units to the extent of the incentive units’ economic capital account balance. We had 46,969,703 shares of common stock and 11,646,949 Operating Partnership units outstanding as of June 30, 2013, and 224,100 vested incentive units outstanding which were issued under our Incentive Plan. The share of the Company owned by the Operating Partnership unit holders is reflected as a separate component under the “Noncontrolling Interests” caption in the equity section of our consolidated balance sheets.

Exchange of Noncontrolling Operating Partnership Units

During the six months ended June 30, 2013, 666,382 noncontrolling Operating Partnership units were redeemed for shares of the Company’s common stock on a one-for-one basis, respectively. Neither the Company nor the Operating Partnership received any proceeds from this exchange.

Stock Compensation

We adopted the 2004 Equity Incentive Plan of Thomas Properties Group, Inc. as amended, (the “Incentive Plan”) effective upon the closing of our initial public offering and amended it in May 2007 and June 2008 to increase the shares reserved under the plan. The Incentive Plan provides incentives to our employees and is designed to attract, reward and retain personnel. We may issue up to 3,361,906 shares as either stock option awards, restricted stock awards or incentive unit awards of which 244,005, remain available for grant as of June 30, 2013 (see table below for details). In addition, under our Non-Employee Directors Restricted Stock Plan (“the Non-Employee Directors Plan”) a total of 60,000 shares are reserved for grant, of which 29,065 remain available for grant.

June 30, 2013
Total awards authorized for issuance	3,361,906
Less:
Incentive unit grants	1,377,714
Restricted stock grants	1,345,107
Stock option awards, net of forfeitures	395,080

Awards available for grant	244,005

For more information on our stock incentive plan, please refer to the notes to the consolidated financial statements in our 2012 Annual Report on Form 10-K, which was filed with the SEC on March 11, 2013, and our proxy statement, which was filed with the SEC on April 30, 2013.

On January 27, 2013 and February 1, 2012, we granted 176,840 and 199,999 restricted shares, respectively, of which fifty percent vest based on stock performance and had a total grant date fair market value of approximately $0.3 million and $0.2 million, respectively. The other 50% are discretionary vesting shares based on goals determined by the Compensation Committee of the Board of Directors, which are currently reserved and will be considered granted and fully expensed upon vesting.

During the first quarter of 2013, 37,189 incentive units and 207,801 restricted shares, subject to stock performance, vested. During February 2013, 18,594 incentive units and 128,897 restricted shares, subject to discretionary vesting, were approved for vesting by the Compensation Committee.

Phantom Shares

During 2011, a Phantom Share Plan was approved by the compensation committee of the board of directors and adopted by the full board of directors. The purpose of the Plan is to reward and retain senior executive officers of the Company. This Plan is an incentive award plan that pays cash or, if the stockholders of the Company approve and authorize the issuance of additional shares, common stock. Generally, the recipient must still be employed with the Company to receive the cash or stock. Each phantom share award vests upon the earlier of (i) ratably, one-third on each anniversary of the grant date, subject to achievement of (x) with respect to 50% of each award, a Company stock appreciation target rate of up to 12% pro-rated, and (y) with respect to 50% of each award, other goals determined by the Compensation Committee, in each case only to the extent that at or after such time the Company’s stockholders have approved the issuance of sufficient shares of common stock under the Company’s 2004 Equity Incentive Plan, as amended, or any successor thereto, to settle awards under the Plan in common stock, and (ii) the fifth anniversary of the grant date, subject to such grantee’s continued employment with the Company and achievement of the Company and other goals.

The following is a summary of the phantom shares outstanding as of June 30, 2013:

Grant Date	Shares Granted	Grant Date Fair Value (in thousands)
March 16, 2011	677,933	$1,034
February 1, 2012	437,950	946
January 27, 2013	626,977	1,477

Total	1,742,860

We have determined these grants should be treated as liability awards rather than equity awards in accordance with ASC 718 “Compensation—Stock Compensation”, and as such, the obligation is reflected in the accounts payable and other liabilities caption on our consolidated balance sheet.

Compensation Expense

We recognized non-cash compensation expense and the related income tax benefit for the amortization of restricted stock and phantom stock grant expense as well as the remeasurement of the phantom stock awards at fair value for the three and six months ended June 30, 2013 and 2012 as follows (in thousands).

	Three months ended		Six months ended
	June 30,		June 30,
	2013	2012	2013	2012
Restricted Stock :
Compensation expense	$74	$64	$789	$439
Income tax benefit	29	25	307	174
Phantom Shares:
Compensation expense	$229	$192	$374	$380
Income tax benefit	89	76	145	151

For the three and six months ended June 30, 2013 and 2012, a full valuation allowance was recorded against the income tax benefit.

Noncontrolling Interests

Noncontrolling interests on our consolidated balance sheets relate primarily to the partnership and incentive units in the Operating Partnership of 11,646,949 units and 224,100 units, respectively, that are not owned by the Company. In conjunction with the formation of the Company, certain persons and entities contributing interests in properties to the Operating Partnership received Operating Partnership units. In addition, certain employees of the Operating Partnership have received incentive units in connection with services rendered or to be rendered to the Operating Partnership. Limited partners who have been issued incentive units have the right to require the Operating Partnership to redeem part or all of their incentive units upon vesting of the incentive units, if applicable. The Company may elect to acquire those incentive units in exchange for shares of the Company’s common stock on a one-for-one basis, subject to adjustment in the event of stock splits, stock dividends, issuance of stock rights, specified extraordinary distributions and similar events, or pay cash based upon the fair market value of an equivalent number of shares of the Company’s common stock at the time of redemption.

The redemption value of the 224,100 outstanding incentive units at June 30, 2013 was approximately $1.2 million based on the closing price of the Company’s common stock of $5.30 per share as of June 30, 2013.

A charge is recorded each period to the consolidated statements of income (loss) for the noncontrolling interests’ proportionate share of the Company’s net income (loss).

Equity is allocated between controlling and noncontrolling interests as follows (in thousands):

	Stockholders’ Equity	Noncontrolling Interests	Total Equity
Balance, December 31, 2012	$175,729	$103,108	$278,837
Net income (loss)	(14,520)	(4,475)	(18,995)
Redemption of operating partnership units	2,352	(2,352)	—
Amortization of share-based compensation	702	182	884
Other comprehensive income (loss) recognized	(96)	(25)	(121)
Dividends	(1,888)	(466)	(2,354)
Distributions	—	(11,667)	(11,667)
Contributions	—	7,983	7,983

Balance, June 30, 2013	$162,279	$92,288	$254,567

Noncontrolling Interests—Partners in Consolidated Real Estate Entities

Noncontrolling interest—Partners in Consolidated Real Estate Entities represents the proportionate share of equity in the partnerships and limited liability companies listed below held by non-affiliated partners. Capital contributions, distributions, and profits and losses of the real estate entities are allocated in accordance with the terms of the applicable partnership and limited liability company agreements. Such allocations may differ from the stated ownership percentage interests in such entities as a result of preferred returns and allocation formulas as described in the partnership and limited liability company agreements. Following are the stated ownership percentages of the unaffiliated partners in these consolidated entities, prior to any preferred or special allocations, as of June 30, 2013 and December 31, 2012.

Non-Affiliated Partner Share
One Commerce Square	25.0%
Two Commerce Square	25.0%
Murano	27.0%
TPG Austin Partner, LLC	33.3%

7. Income Taxes

All operations are carried on through the Operating Partnership and its subsidiaries. The Operating Partnership is not subject to income tax and all of the taxable income, gains, losses, deductions, and credits are passed through to its partners. However, the Operating Partnership and some of its subsidiaries are subject to income taxes in Texas. We are responsible for our share of the Operating Partnership’s taxable income or loss allocated in accordance with the Operating Partnership’s Agreement of Limited Partnership. As of June 30, 2013, we held a 79.8% capital interest in the Operating Partnership. For the six months ended June 30, 2013, we were allocated a weighted average of 79.6% of the income and losses from the Operating Partnership.

Our effective tax rate for the three and six months ended June 30, 2013 were (0.25)% and (0.21)%, compared to the federal statutory rate of 35%. The difference from the statutory rate is due primarily to income attributable to the noncontrolling interests and the valuation allowance related to the Company’s deferred tax assets for which no benefit could be provided due to their realization not meeting the “more-likely-than-not” threshold.

In 2007, an ownership change pursuant to Internal Revenue Code Section 382 (“Section 382”) occurred. The Company’s federal and state net operating loss carryforwards in existence at that time were subject to a gross annual limitation of $9.9 million. Net operating loss carryforwards generated subsequent to the 2007 deemed ownership change were not subject to the Section 382 limitation. On June 12, 2012, as a result of the acquisition of 8,695,653 shares of common stock by affiliates of Madison International Realty, the Company believes a second change in ownership pursuant to Section 382 occurred. Accordingly, as of June 12, 2012, the Company’s federal and state net operating loss carryforwards and, potentially, certain post June 12, 2012 deductions and losses (to the extent such losses are considered recognized built-in losses and to the extent of the company’s net unrealized built-in loss (if any) under Section 382) are subject to an annual Section 382 limitation of approximately $5.7 million. As the new annual limitation is less than the previous $9.9 million annual limitation imposed on 2007 and prior net operating losses, the new annual limitation of $5.7 million is now applied against all federal and state net operating loss carryforwards in existence as of June 12, 2012. Net operating losses generated after June 12, 2012, are generally not subject to the Section 382 limitation. As of the year ended December 31, 2012, the Company anticipates having net operating loss carryforwards of $54.0 million for federal purposes and $48.0 million for state purposes. The Company’s net operating loss carryforwards are subject to varying expirations from 2018 through 2033.

FASB ASC 740-10-30-17, “Accounting for Income Taxes,” requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some or all of the deferred tax asset will not be realized. Future realization of the deferred tax asset is dependent on the reversal of existing taxable temporary differences, carryback potential, tax-planning strategies and on us generating sufficient taxable income in future years. Due to uncertainty of future realization, the Company recorded a valuation allowance on its net deferred tax assets in excess of its liability for unrecognized tax benefits, due to uncertainty of future realization. As such, a net deferred tax asset related solely to uncertain tax positions is included in “other assets” on the Company’s balance sheet.

FASB ASC 740-10-25, “Accounting for Income Taxes” subsection “Recognition” clarifies the accounting for uncertainty in income taxes recognized in a company’s financial statements. The interpretation prescribes a recognition threshold and measurement attribute criteria for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of June 30, 2013, there is no interest or penalty associated with unrecognized tax benefits. We do not anticipate any significant increases or decreases in unrecognized tax benefits within the next twelve months.

8. Fair Value of Financial Instruments

Our estimates of the fair value of financial instruments as of June 30, 2013 were determined using available market information and appropriate valuation methods. Considerable judgment is necessary to interpret market data and develop estimated fair value. The use of different market assumptions or estimation methods may have a material effect on the estimated fair value amounts. A fair value measurement is based on the assumptions that market participants would use in pricing an asset or liability. The hierarchy consists of three broad levels as follows:

1.	Level 1 Inputs—Quoted prices in active markets for identical assets or liabilities

2.	Level 2 Inputs—Significant other observable inputs (can include quoted prices for similar assets or liabilities in active markets, as well as inputs that are observable for the asset or liability, such as discounts and borrowing rates with similar terms and maturities)

3.	Level 3 Inputs—Significant unobservable inputs (based on an entity’s own assumptions, since there is little, if any, related market activity)

The carrying amounts for cash and cash equivalents, restricted cash, rent and other receivables, accounts payable and other liabilities approximate fair value due to the short-term nature of these instruments.

Available-for-sale debt securities

The valuation techniques used to measure the fair values of our investments in marketable debt securities are described above. These assets measured at fair value on a recurring basis, excluding accrued interest components, consisted of the following (in thousands):

	Fair Value Measurements at the end of June 30, 2013
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Available-for-sale debt securities:
U.S. treasury bills	$475	—	—
Agency securities	4,932	—	—
Corporate bonds	—	3,952	—
Municipal bonds	—	520	—

Total	$5,407	$4,472	—

Mortgage Loans

The Company uses a discounted cash flow analysis to estimate the fair value of our mortgage loans. The inputs used in preparing the discounted cash flows include actual maturity dates and scheduled interest and principal payments as well as estimates for market loan-to-value ratios and discount rates. The discount rate, which is the most significant input, is estimated based on our knowledge of the market including discussions with market participants. As this input has more attributes of a Level 3 input than a Level 2 input, we classify it as such.

As of June 30, 2013 and December 2012, the book and fair values of our mortgage loans were as follows (in thousands):

	June 30, 2013		December 31, 2012
	Book Value	Fair Value	Book Value (1)	Fair Value
Mortgage loans	$261,738	$257,431	$281,375	$286,223

(1)	Included in the book value of mortgage loans above is $14.5 million related to the Campus El Segundo loan that is shown as obligations associated with land held for sale on the consolidated balance sheet as of December 31, 2012. On May 7, 2013, the Company sold the Campus El Segundo project, and paid off the mortgage loan balance in full.

9. Commitments and Contingencies

Litigation

On May 10, 2013, the Company paid $3.25 million in total satisfaction to settle a certain legal matter. The parties involved mutually released all claims against the other and the litigation was dismissed.

General

We have been named as a defendant in a number of premises liability claims in the ordinary course of business. We believe that the ultimate resolution of these claims will not have a material adverse effect on our financial position and results of operations.

A mortgage loan secured by a first trust deed on 2121 Market Street is guaranteed by our Operating Partnership, up to a maximum amount of $14.0 million expiring in December 2022. 2121 Market Street is an unconsolidated real estate entity in which we have a 1.0% limited partnership interest. See Note 4 for disclosure of guarantees related to our consolidated debt.

Insurance

We maintain general liability insurance with limits of $200 million per occurrence and all risk property and rental value insurance with limits of $1.28 billion per occurrence (except for a limit of $600 million per occurrence for one particular asset grouping), with terrorism limits of $1.15 billion per occurrence (except for a limit of $600 million per occurrence for one particular asset grouping), and flood insurance with a limit of $200 million per occurrence. Our California properties have earthquake insurance with coverage of $200 million per occurrence, subject to a deductible in the amount of 5% of the value of the affected property.

10. Subsequent Event

Agreement with CalSTRS

On July 16, 2013, TPG entered into a Redemption and Liquidation Option Agreement (the “RL Option Agreement”) with CalSTRS and TPG/CalSTRS, which gives TPG the option to either: (i) cause TPG/CalSTRS to redeem CalSTRS’ interest for $678.3 million, subject to adjustment (the “Redemption Option”); or (ii) cause a liquidation of TPG/CalSTRS, in which case (a) TPG will make a capital contribution to TPG/CalSTRS of $163.8 million, subject to adjustment (the “Contribution Amount”), (b) TPG/CalSTRS will make a distribution to CalSTRS of all of the interests in the entities that own City National Plaza, plus cash equal to the Contribution Amount, and (c) TPG/CalSTRS will make a distribution to TPG of all of the interests in the entities that own the other properties (the “Liquidation Option”).

On July 31, 2013, TPG elected to exercise the Liquidation Option. In connection with the Liquidation Option, on or before September 30, 2013, subject to certain closing conditions, TPG will fund the Contribution Amount to TPG/CalSTRS, and TPG/CalSTRS will distribute to CalSTRS the Contribution Amount and the entities that own City National Plaza, subject to existing mortgage debt, and will distribute to TPG the entities that own CityWestPlace and San Felipe Plaza in Houston and three properties in Northern Virginia, also subject to existing mortgage debt (the “Liquidation”). Unless waived by CalSTRS, the Liquidation will be subject to CalSTRS having a binding agreement on its own behalf to sell City National Plaza to a third party immediately after the closing of the Liquidation. TPG is evaluating alternatives for financing the Contribution Amount.